EXHIBIT 99.1

KANA AND SILKNET
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT

             The following unaudited pro forma combined condensed financial statement has been prepared to give effect to the merger of Kana and Silknet using the purchase method of accounting.

             For purposes of the pro forma data, Kana’s consolidated statement of operations for the nine-month period ended September 30, 2000 has been combined with Silknet’s unaudited condensed consolidated statement of operations for the period from January 1, 2000 to April 19, 2000 (merger date), as if the merger had occurred on January 1, 2000.

             Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the merger occurred at the beginning of the period presented, nor is it necessarily indicative of future results of operations. Kana has incurred acquisition-related costs of approximately $32.9 million in connection with the merger. This is an estimate and is subject to change. There can be no assurance that Kana will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies. In addition, Kana has recorded goodwill and identifiable intangible assets of approximately $3.8 billion, which is being amortized over a period of three years.

             This unaudited pro forma combined condensed financial statement is based upon the respective historical consolidated financial statements of Kana and Silknet. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of Kana and Silknet and other financial information pertaining to Kana and Silknet.

KANA AND SILKNET
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2000
(In thousands, except per share data)
(Unaudited)

	Kana	Silknet	Pro Forma Adjustments	Combined

Revenue:
License	$46,633	$7,255	$1,677 (a)	$55,565
Service	30,183	4,392	—	34,575

Total revenue	76,816	11,647	1,677	90,140

Cost of revenue:
License	1,719	404	—	2,123
Service	31,158	4,516		35,674

Total cost of revenue	32,877	4,920	—	37,797

Gross profit	43,939	6,727	1,677	52,343
Operating expenses:
Sales and marketing	58,297	5,654		63,951
Research and development	29,291	4,556		33,847
General and administration	11,929	2,208		14,137
Amortization of goodwill and identifiable intangibles	559,908	—	379,385	939,293
Amortization of stock-based compensation	10,703	10		10,713
In process research and development	6,900	—		6,900
Acquisition related costs	6,564	—		6,564

Total operating expenses	683,592	12,428	379,385	1,075,405

Loss from operations	(639,653)	(5,701)	(377,708)	(1,023,062)
Other income (expense), net	3,930	619		4,549

Net loss	$(635,723)	$(5,082)	$(377,708)	$(1,018,513)

Net loss per common share:
Basic and diluted	$(7.57)	$(0.49)		$(10.65)

Weighted-average shares	83,949	10,303	1,350	95,602

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(a)	Represents the deferred revenue of Silknet as of the acquisition date which has not been recognized as revenue by Kana post acquisition, but would have been recognized by the combined company assuming the merger occurred as of the beginning of the period.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENT

(1)   Description of Transaction

             Pursuant to an Agreement and Plan of Reorganization dated as of February 6, 2000, by and among Kana, Pistol Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Kana (“Merger Sub”), and Silknet Software, Inc., a Delaware corporation (“Silknet”), Merger Sub merged with and into Silknet, and Silknet became a wholly-owned subsidiary of Kana, effective April 19, 2000 (the “Merger”).

             In connection with the Merger, each share of Silknet common stock outstanding immediately prior to the consummation of the Merger was converted into the right to receive 1.66 shares of Kana common stock (the “Exchange Ratio”) and Kana assumed Silknet’s outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 29.2 million shares of Kana common stock and assuming options and warrants to acquire approximately 4.0 million shares of Kana common stock. The transaction is accounted for using the purchase method of accounting.

             Kana has accounted for the Merger as a purchase. As a result, Kana recorded on its balance sheet the fair market value of Silknet’s assets and liabilities and identifiable intangibles and goodwill of approximately $3.8 billion. At September 30, 2000, intangible assets and goodwill represent approximately 94% of Kana’s consolidated total assets. Kana will amortize the intangible assets and goodwill acquired in connection with the Merger over a three-year period, resulting in an approximate $1.3 billion charge per year that will negatively affect Kana’s results of operations during this period.

(2)   Preliminary Purchase Price

             The accompanying unaudited pro forma condensed combined financial statement reflects an estimated purchase price of approximately $3.8 billion, measured as the average fair market value of Kana’s outstanding common stock from January 31, to February 14, 2000, five trading days before and after the Merger agreement was announced plus the Black-Scholes calculated value of the options and warrants of Silknet assumed by Kana in the Merger, and other costs directly related to the Merger as follows (in thousands):

Fair market value of Kana’s common stock	$3,373,425
Fair market value of Silknet options and warrants assumed	404,922
Acquisition-related costs	32,900

Total	$3,811,247

             For purposes of the unaudited pro forma combined condensed financial statement, the carrying value of the assets and liabilities, other than deferred revenue, of Silknet approximated their preliminary estimated fair values based upon available information. The value of the identified intangibles, in-process research and development, and goodwill is based on an independent valuation. Kana does not expect the final valuation of the net assets and identifiable intangibles to be acquired to result in values that are significantly different from its estimates.

(3)   Pro Forma Adjustments

  Statement of Operations:

             The accompanying unaudited pro forma combined condensed statement of operations has been prepared as if the Merger was completed as of January 1, 2000 and reflects the amortization of goodwill and other identifiable intangibles resulting from the purchase price allocation. Goodwill and other identifiable intangibles totaling approximately $3.8 billion are being amortized over three years, resulting in annual amortization expense of approximately $1.3 billion.

             The accompanying unaudited pro forma combined condensed statement of operations includes the non-recurring charge of $6.9 million for in-process research and development resulting from the Merger. This in process technology had not reached technological feasibility and, in management’s opinion, had no probable future use. Kana also recorded $6.6 million of transaction costs and merger-related integration expenses. These amounts consisted primarily of merger-related advertising and announcements of $4.5 million and $1.0 million in duplicate facility costs.

(4)   Unaudited Pro Forma Combined Earnings Per Common Share Data

             The unaudited pro forma net loss per share, basic and diluted, was computed by dividing the pro forma net loss by the weighted average number of shares of Kana common stock outstanding during the nine months ended September 30, 2000, plus the 29.2 million shares of Kana common stock issued for the outstanding shares of Silknet common stock, as if the merger had occurred on January 1, 2000.